Exhibit 6

ADDENDUM TO MANAGEMENT AGREEMENT

THIS ADDENDUM (the "Addendum") dated as of the thirtieth (30th) day of May 2014 to the MANAGEMENT AGREEMENT (the "Agreement") dated as of the twenty third (23rd) day of January 2014, entered into between Immunoclin Corporation, a Nevada corporation, with its principal offices located at 9107 Wilshire Blvd, Suite 450, Beverly Hills, CA 90210 (the “Company”) and Khadija Benlhassan (the “Executive”), an individual resident of Paris, France in connection with the provision of management services to the Company, is hereby amended so as to reflect that the all stock compensation under the Agreement shall be earned on November 30, 2014 and that the 1,000,000 Rule 144 restricted common shares of the Company common stock previously issued on February 13, 2014 shall be retroactively cancelled and returned to treasury of the Company pursuant to this Addendum. All other terms and conditions of the Agreement shall remain in force and no other changes are intended by this Addendum.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Addendum to the Agreement as of the date first written above.

IMMUNOCLIN CORPORATION

Per:
Dorothy Bray, Ph.D., CEO, President, Director

Per:
Chad S. Johnson, Esq., COO, Director

EXECUTIVE:

Per:
Khadija Benlhassan, Ph.D., CSO, Director

[End of Addendum]

1